Exhibit 99.6

Bank Logo Here

Dear Member:

We are pleased to announce that Jacksonville Bancorp, Inc. is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  The shares of common stock we are offering represent the 54.1% ownership interest in Jacksonville Bancorp, Inc. now owned by Jacksonville Bancorp, MHC.  Please refer to the enclosed Proxy Statement and Prospectus for further details.

Unfortunately, Jacksonville Bancorp, Inc. is unable to either offer or sell its common stock to you because the small number of eligible subscribers in your jurisdiction makes registration or qualification of the common stock under the securities laws of your jurisdiction impractical for reasons of cost or otherwise.  Accordingly, this letter and the enclosures should not be considered an offer to sell or a solicitation of an offer to buy the common stock of Jacksonville Bancorp, Inc.

However, as a member of Jacksonville Bancorp, MHC you have the right to vote on the Plan of Conversion and Reorganization at the Special Meeting of Members to be held on ___________.  Enclosed is a proxy statement describing the offering, your voting rights, and proxy cards.  YOUR VOTE IS VERY IMPORTANT.  Your proxy card(s) should be signed and returned to us prior to the Special Meeting of Members on ___________________. Please take a moment now to sign the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION.

Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).

➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the conversion.

We invite you to attend the Special Meeting on __________________.  Whether or not you are able to attend, please complete the enclosed proxy card(s) and return it in the enclosed envelope.

Sincerely,
Richard A. Foss

President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Bank Logo Here

Dear Friend:

We are pleased to announce that Jacksonville Bancorp, Inc., the holding company for Jacksonville Savings Bank, is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  The shares of common stock we are offering represent the 54.1% ownership interest in Jacksonville Bancorp, Inc. now owned by Jacksonville Bancorp, MHC.  Please refer to the enclosed Prospectus for further details.

Because we believe you may be interested in learning more about an investment in the common stock of Jacksonville Bancorp Inc., we are sending you the following materials which describe the offering..

PROSPECTUS:  This document provides detailed information about the operations of Jacksonville Savings Bank, the proposed conversion and reorganization, and the offering of Jacksonville Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 p.m., Central Time, on ____________.

As a friend of Jacksonville Savings Bank you will have the opportunity to buy common stock directly from Jacksonville Bancorp, Inc. in the offering without paying a commission or fee, subject to our members’ priority subscription rights. If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, between 9:00 a.m. and 5 p.m., Central Time.

We are pleased to offer you this opportunity to become a stockholder of Jacksonville Bancorp, Inc.

Sincerely,
Richard A. Foss

President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Bank Logo Here

Dear Member:

We are pleased to announce that Jacksonville Bancorp, Inc., the holding company for Jacksonville Savings Bank, is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  The shares of common stock we are offering represent the 54.1% ownership interest in Jacksonville Bancorp, Inc. now owned by Jacksonville Bancorp, MHC.  Please refer to the enclosed Prospectus for further details.

To accomplish the reorganization, we need your participation in an important vote.  Enclosed are a proxy statement and a prospectus describing the plan of conversion and reorganization and your voting and subscription rights. YOUR VOTE IS VERY IMPORTANT.

Enclosed, as part of the proxy materials, is your proxy card, the detachable section on top of the order form bearing your name and address.  Regardless of whether you wish to buy stock, this proxy card should be signed, dated, and returned to us prior to the special meeting of members on _________.  Please take a moment now to sign and date the enclosed proxy card(s) and return it to us in the postage-paid envelope provided.  FAILURE TO VOTE HAS THE SAME EFFECT AS VOTING AGAINST THE CONVERSION AND REORGANIZATION.

The Board of Directors believes the conversion and reorganization will offer a number of advantages, such as an opportunity for depositors of Jacksonville Savings Bank to become stockholders of Jacksonville Bancorp, Inc. Please remember:

➢	Your deposit accounts will continue to be insured up to the maximum legal limit by the Federal Deposit Insurance Corporation (“FDIC”).
➢	There will be no change in the balance, interest rate or maturity of any deposit account or loan because of the reorganization.
➢	Members have a right, but not an obligation, to buy Jacksonville Bancorp, Inc. common stock and may do so without the payment of a commission or fee before shares are offered to the general public.
➢	Like all stock, shares of Jacksonville Bancorp, Inc. common stock issued in this offering will not be insured by the FDIC.

The enclosed prospectus contains a complete discussion of the reorganization and stock offering.  We urge you to read this document carefully.  If you are interested in purchasing shares of the common stock of Jacksonville Bancorp, Inc., we must receive your Stock Order and Certification Form and payment prior to 12:00 p.m., Central Time, on __________,____

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.

Sincerely,

Sincerely,
Richard A. Foss

President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Bank Logo Here

Dear Prospective Investor:

We are pleased to announce that Jacksonville Bancorp, Inc., the holding company for Jacksonville Savings Bank, is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  The shares of common stock we are offering represent the 54.1% ownership interest in Jacksonville Bancorp, Inc. now owned by Jacksonville Bancorp, MHC.  Please refer to the enclosed Prospectus for further details.

We have enclosed the following materials that will help you learn more about the merits of Jacksonville Bancorp, Inc. common stock as an investment.  Please read the enclosed materials carefully.

PROSPECTUS:  This document provides detailed information about the operations of Jacksonville Savings Bank, the proposed conversion and reorganization, and the offering of Jacksonville Bancorp, Inc. common stock.

STOCK ORDER AND CERTIFICATION FORM: This form can be used to purchase stock by returning it with your payment in the enclosed business reply envelope. Your order must be received by 12:00 p.m., Central Time, on ____________.

We invite you and other community members to become stockholders of Jacksonville Bancorp, Inc. Through this offering you have the opportunity to buy stock directly from Jacksonville Bancorp, Inc. without paying a commission or a fee.

If you have any questions regarding the offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, between 9:00 a.m. and 5 p.m., Central Time.

Sincerely,
Richard A. Foss

President, Chief Executive Officer and Director

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

End of Offering Jacksonville Savings Bank Website Message

Stock Issuance Information

The Jacksonville Bancorp, Inc. stock offering closed on _________ __, 2010.  The results of the offering are as follows: __________________________________.

Interest and refund checks [if applicable] will be mailed to subscribers on ________, 2010 by regular mail to the name and address provided on the Stock Order and Certification Form submitted.  No special mailing instructions will be accepted.

Allocations will be made available beginning at ____ on ____________, 2010. [If applicable]  You can view your allocation online by visiting https://allocations.kbw.com and typing in your order number and the last four digits of your social security number.

Notice to Subscribers not receiving all shares:  Please be aware that while we believe this to be a final allocation, we reserve the right to amend this amount up to the time of trading and recommend you verify the number of shares you received on the face of the certificate you will receive prior to trading your shares. [if applicable]

The transfer agent for Jacksonville Bancorp, Inc. will be _____________________ and the phone number for its Investor Relations Department is (___) ___________.

We anticipate trading to begin on ____________, 2010 on the Nasdaq Capital Market under the symbol “JXSBD” for a period of 20 trading days after the completion of the offering.  Thereafter, the trading symbol will revert to “JXSB”.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

 Facts About Conversion

Jacksonville Bancorp, Inc., a Maryland corporation, is offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization (the “conversion”.)

This brochure answers some of the most frequently asked questions about the conversion and about your opportunity to invest in the common stock of Jacksonville Bancorp, Inc., the newly-formed corporation that will become the holding company for Jacksonville Savings Bank following the conversion.

Investment in the common stock of Jacksonville Bancorp, Inc. involves certain risks.  For a discussion of these risks and other factors, including a complete description of the offering, investors are urged to read the accompanying prospectus, especially the discussion under the heading “Risk Factors.”

Why is Jacksonville Bancorp, MHC converting to the stock holding company form of organization?

A conversion to the stock holding company form of organization will enable Jacksonville Bancorp, MHC to access capital through the sale of additional common stock by Jacksonville Bancorp, Inc. This additional capital may support future lending and operational growth, enhance profitability and earnings through reinvesting the proceeds, support future expansion of operations through the establishment or acquisition of banking offices or other financial service providers and implement equity compensation plans to retain and attract qualified directors and employees.

What effect will the conversion have on existing deposit and loan accounts and customer relationships?

The conversion will have no effect on existing deposit or loan accounts and customer relationships. Deposits will continue to be federally insured by the Federal Deposit Insurance Corporation to the maximum legal limit. Interest rates and existing terms and conditions on deposit accounts will remain the same upon completion of the conversion. Contractual obligations of borrowers of Jacksonville Savings Bank will not change and there will be no change in the amount, interest rate, maturity, security or any other condition relating to the respective loans of customers.

Are Jacksonville Savings Bank’s depositors required to purchase stock in the conversion?

No depositor or other person is required to purchase stock. However, depositors and other eligible persons will be provided the opportunity to purchase stock consistent with the established priority of subscription rights, should they so desire. The decision to purchase stock will be exclusively that of each person. Whether an individual decides to purchase stock or not will have no positive or negative impact on his or her standing as a customer of Jacksonville Savings Bank.  The conversion will allow depositors of Jacksonville Savings Bank an opportunity to buy common stock and become stockholders of Jacksonville Bancorp, Inc.

Who is eligible to purchase common shares in the subscription offering?

Certain past and present depositors as well as the tax-qualified employee benefit plans of Jacksonville Savings Bank are eligible to purchase common stock in the subscription offering.

How many common shares are being offered and at what price?

Jacksonville Bancorp, Inc. is offering up to _____ shares of common stock, subject to adjustment as described in the prospectus, at a price of $10.00 per share, through the prospectus.

How many shares may I buy?

The minimum order is 25 shares. The maximum individual purchase limit is 25,000 shares. No person, together with associates of, and persons acting in concert with such person, may purchase more than 50,000 shares of common stock, as further discussed in the prospectus.

Will the common stock be insured?

No. Like its previously issued common stock, Jacksonville Bancorp, Inc.’s common stock will not be insured.

How do I order the common stock?

You must complete the enclosed Stock Order and Certification Form. Instructions for completing your Stock Order and Certification Form are included with the order form. Your order must be received by 12:00 p.m., Central Time, on _________.

How may I pay for my common stock?

First, you may pay for common stock by check or money order made payable to Jacksonville Bancorp, Inc. Interest will be paid by Jacksonville Bancorp, Inc. on these funds at Jacksonville Savings Bank’s statement savings rate from the day the funds are received until the completion or termination of the conversion. Second, you may authorize us to withdraw funds from your savings account or certificate of deposit at Jacksonville Savings Bank for the amount of funds you specify for payment.  You will not have access to these funds from the day we receive your order until completion or termination of the conversion.  There is no penalty for early withdrawal from a certificate of deposit.

Can I purchase stock using funds in my Jacksonville Savings Bank IRA?

Yes.  To do so, however, you must first establish a self-directed IRA at a brokerage firm or trust department and transfer a portion or all of the funds in your IRA at Jacksonville Savings Bank.  Please contact your broker or self-directed IRA provider as soon as possible if you want to explore this option, as these transactions take time.

QUESTIONS
AND
 ANSWERS

{Jacksonville Bancorp, Inc.’s Logo}

Proposed Holding Company for

Jacksonville Savings Bank

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Will dividends be paid on the common stock?

Following the offering, Jacksonville Bancorp, Inc.’s board of directors will have the authority to declare dividends. However, no decision has been made with respect to the amount, if any, and timing of any dividend payment.

How will the common stock be traded?

Jacksonville Bancorp, Inc.’s stock is expected to trade on the Nasdaq Capital Market under the symbol “JXSBD” for a period of 20 trading days after the completion of the offering. Thereafter, the trading symbol will revert to “JXSB”.

Are executive officers and directors of Jacksonville Savings Bank planning to purchase stock?

Yes!  The executive officers and directors of Jacksonville Savings Bank plan to purchase, in the aggregate, $1,000,000 worth of stock or approximately _____% of the common stock offered at the minimum of the offering range.

Must I pay a commission?

No.  You will not be charged a commission or fee on the purchase of common stock in the conversion.

Should I vote to approve the Plan of Conversion?

Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization.  Your “YES” vote is very important!

PLEASE VOTE, SIGN, DATE AND RETURN ALL PROXY CARDS!

Why did I get several proxy cards?

If you have more than one account, you could receive more than one proxy card, depending on the ownership structure of your accounts.  Please vote all of the proxy cards you receive.

How many votes do I have?

Depositors are entitled to one vote for each $100 on deposit.  No member may cast more than 1,000 votes.

May I vote in person at the special meeting?

Yes, but we would still like you to sign, date and mail your proxy today. If you decide to revoke your proxy, you may do so at any time before such proxy is exercised by executing and delivering a later-dated proxy or by giving notice of revocation in writing or by voting in person at the special meeting. Attendance at the special meeting will not, of itself, revoke a proxy.

For additional information, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, between 9:00 a.m. and 5:00 p.m., Central Time.  The Stock Information Center will be closed on weekends and bank holidays.

Toll free at (877) 860-2070

To Members and Friends
of Jacksonville Savings Bank

Keefe, Bruyette & Woods, Inc., a member of the Financial Industry Regulatory Authority, is assisting Jacksonville Bancorp, Inc. in offering shares of common stock for sale in connection with the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.

At the request of Jacksonville Bancorp, Inc., we are enclosing materials explaining this process and your options, including an opportunity to invest in the shares of Jacksonville Bancorp, Inc. common stock being offered to depositors of Jacksonville Savings Bank and various other persons until _________________________.  Please read the enclosed prospectus carefully for a complete description of the offering. Jacksonville Bancorp, Inc. has asked us to forward these documents to you in view of certain requirements of the securities laws in your state.

If you have any questions regarding the reorganization and stock offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

Jacksonville Savings Bank Website Message:

Plan of Conversion
and
Reorganization
Information

Jacksonville Bancorp, MHC is pleased to announce that materials were mailed on _____________, 2010 regarding Jacksonville Bancorp, MHC’s Plan of Conversion and Reorganization and the stock offering by Jacksonville Bancorp, Inc. If you were a depositor as of December 31, 2008, March 31, 2010, or _________, 2010 you should be receiving a packet of materials soon. We encourage you to read the information carefully.

If you were a member of Jacksonville Bancorp, MHC as of the Voting Record Date, __________, 2010, a proxy card(s) is included. We encourage you to sign, date and return ALL proxy cards as promptly as possible… and THANK YOU!

Information, including a prospectus in regards to Jacksonville Bancorp, Inc.’s stock offering, was also enclosed. The subscription offering has commenced and continues until 12:00 p.m., Central Time, on __________, 2010, at which time your order must be received if you want to take part in the offering.

Depending upon the outcome of the subscription offering that expires _________, 2010, our best estimate at this time for trading of the Jacksonville Bancorp, Inc. stock on the Nasdaq Capital Market is __________. However, as described in the prospectus, it could be later. We will keep you as informed as possible on this site.

If you have any questions regarding the conversion and stock offering, please call our Stock Information Center, toll free, at (877) 860-2070, Monday through Friday, 9:00 a.m. to 5:00 p.m., Central Time. The Stock Information center will be closed on weekends and bank holidays.

The shares of common stock being offered are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the prospectus.

[BANK LOGO HERE]
PROXY GRAM

PLEASE VOTE TODAY

We recently sent you a proxy statement and other materials related to the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the reorganization does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Card has the Same Effect as Voting “Against” the Conversion and Reorganization. Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and Reorganization.

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Richard A. Foss
President, Chief Executive Officer and Director
Jacksonville Bancorp, MHC

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (877) 860-2070

[BANK LOGO HERE]
PROXY GRAM II
PLEASE VOTE TODAY
We recently sent you a proxy statement and other materials related to the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.

Your vote on the Plan of Conversion and Reorganization has not yet been received.

Voting for the conversion does not obligate you to purchase stock and will not affect your accounts or FDIC Insurance Coverage.

Not Returning Your Proxy Card has the Same Effect as Voting “Against” the Conversion and Reorganization. Your Board of Directors Unanimously Recommends a Vote “FOR” the Conversion and Reorganization.

Our Reasons for the Corporate Change

Our primary reasons for converting and raising additional capital through the offering are:
● to support internal growth through lending in the communities we serve
● to enhance existing products and services and support the development of new products and services
● to facilitate growth through branch and whole bank acquisitions, as opportunities arise
● to improve our overall competitive position
● to improve the liquidity of our shares of common stock and enhance stockholder returns through more flexible capital management strategies

Your Vote Is Important To Us!

Please sign the enclosed proxy card and return it in the postage-paid envelope provided TODAY! If you received more than one proxy card, please be sure to sign, date and return all cards you received.

Thank you,

Richard A. Foss
President, Chief Executive Officer and Director
Jacksonville Bancorp, MHC

If you have already mailed your proxy card(s), please accept our thanks and disregard this notice.
For further information, call (877) 860-2070.

[BANK LOGO]

Proxy Gram III

Dear Valued Jacksonville Bancorp, MHC’s Member:

We recently sent you a proxy statement and other materials related to the “second step” conversion of Jacksonville Bancorp, MHC from the mutual to the stock form of organization.  This conversion will allow us to operate in essentially the same manner as we currently operate, but will provide us with the flexibility to increase our capital, continue to support future lending and operational growth, and support future branching activities and/or the acquisition of financial services companies.

As of the date of this letter, your vote on our Plan of Conversion and Reorganization has not yet been received. Your Board of Directors unanimously recommends a vote “FOR” the Plan of Conversion and Reorganization.

If you have already mailed your proxy, please accept our thanks and disregard this request.  If you have not yet voted your proxy card, we would sincerely appreciate you signing the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.  Our meeting on _______ is fast approaching and we’d like to receive your vote as soon as possible.

Voting FOR the reorganization does not affect the terms of, or insurance on your accounts.  For further information please call our Information Center at (877) 860-2070.

Best regards and thank you,

Richard A. Foss
President, Chief Executive Officer and Director

What Investors Need to Know

Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:

•
Know the Rules By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•
“Neither a Borrower nor a Lender Be”  If someone offers to lend you money so that you can participate  or participate more fully  in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•
Watch Out for Opportunists The opportunist may tell you that he or she is a lawyer or a consultant or a professional investor or some similarly impressive tale who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•
Get the Facts from the Source If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

Read This First

Guidance for Accountholders

Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.

On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) Consumer Response Center at (800) 842-6929 or the Illinois Department of Financial and Professional Regulation (IDFPR) Division of Banking at (877) 793-3470.  The OTS and the IDFPR are very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.

How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.

On the back of this page is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact the OTS at ombudsman@ots.treas.gov.